UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2016 (February 9, 2016)

Resource Innovation Office REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-201842	80-0854717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 231-7050

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

Articles of Amendment

On February 9, 2016, Resource Innovation Office REIT, Inc. (the “Company”) filed Articles of Amendment (the “Amended Articles”) with the State Department of Assessments and Taxation of Maryland, which provide that every 1.0778 shares of the Company’s class A common stock (the “Class A Shares”) which were issued and outstanding prior to the acceptance of the Amended Articles shall be changed into one issued and outstanding Class A Share. The Amended Articles took effect immediately upon filing with the State Department of Assessments and Taxation of Maryland.

On the date of the filing of the Amended Articles, the Company’s sole stockholder was its external advisor, Resource Innovation Office Advisor, LLC (the “Advisor”), which owned 22,222.22 Class A Shares for which it paid $200,000 in connection with the Company’s initial capitalization. The Amended Articles were filed to decrease the number of shares held by the Advisor to equal the number of Class A Shares which would be purchased for $200,000 at the price of $9.70 per share, which is the public offering price per Class A Share less selling commissions and dealer manager fees.

The foregoing summary of the terms of the Amended Articles does not purport to be complete and is qualified in its entirety by reference to the Amended Articles, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Escrow Break

On February 16, 2016, the Company satisfied the $2.0 million minimum offering amount for its initial public offering, broke escrow and issued shares of common stock in the offering. Subscription payments received from residents of Pennsylvania, New York and Washington will continue to be held in escrow until the Company has received aggregate subscriptions of at least $50.0 million, $2.5 million and $10.0 million, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment of Resource Innovation Office REIT, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE INNOVATION OFFICE REIT, INC.

By:	/s/ Alan Feldman
Name: Alan Feldman
Title: Chief Executive Officer

Date: February 16, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Amendment of Resource Innovation Office REIT, Inc.